UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2012

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2012, Pixelworks, Inc. (the “Company”) entered into an amendment of the Employment Agreement between the Company and Bruce Walicek, Chief Executive Officer; and amendments of the Change of Control Severance Agreement between the Company and its other named executive officers: Steven Moore, Chief Financial Officer; Tzoyao “T” Chan, Executive Vice President of Engineering; John Lau, Senior Vice President, Foundry, IP and EDA; and Hongmin (Bob) Zhang, Senior Vice President, Technology and Chief Technology Officer.

The foregoing description of the amendments is qualified in its entirety by reference to the full text of the amendments which are attached as Exhibits 10.1, 10.2 and 10.3 hereto and incorporated by reference herein.

Walicek Employment Agreement and Amendment

Mr. Walicek's amended and restated Employment Agreement, dated as of May 11, 2009 (the “Walicek Agreement”), entitles Mr. Walicek to certain benefits in the event of Mr. Walicek's "involuntary termination." An "involuntary termination" is a termination by the Company without “cause” or by Mr. Walicek for a “good reason” (as each of those terms is defined in the Walicek Agreement). Certain of these benefits, including the acceleration of unvested options, accrue only if the involuntary termination occurs within twelve months following the earlier of a “change of control” or the signing of a “change of control agreement” that leads to a change of control (as such terms are defined in the Walicek Agreement) within twelve months of such signing.

On February 22, 2012, the Walicek Agreement was amended to provide that Mr. Walicek will be entitled to such benefits, including the acceleration of unvested options, upon an involuntary termination that occurs within the period that begins six months prior to a change of control, and ends 12 months after, the earlier of a change of control or the signing of a change of control agreement that leads to change of control.

Moore Change of Control Severance Agreement and Amendment

Mr. Moore's amended and restated Change of Control Severance Agreement, dated May 11, 2009 (the “Moore Severance Agreement”), entitles Mr. Moore to certain benefits in the event of Mr. Moore's “involuntary termination.” An “involuntary termination” is a termination by the Company without “cause” or by the Mr. Moore for a “good reason event” (as such terms are defined in the Moore Severance Agreement). Certain of these benefits accrue if the involuntary termination occurs following a “change of control” (as such term is defined in the Moore Severance Agreement).

On February 22, 2012, the Moore Severance Agreement was amended to provide that in the event of an involuntary termination that occurs six months prior to a change of control, the change of control will be treated as having occurred the day before the involuntary termination. Additionally, in the event of an involuntary termination that occurs six months prior to a change of control: (i) any cash benefits triggered by the change of control will be payable within 30 days following the change of control; and (ii) any acceleration of vesting of options and shares triggered by the change of control will occur immediately prior to the change of control and Mr. Moore will have a minimum of six months following the change of control to exercise the options (or longer if a longer period would otherwise be applicable).

Chan, Lau and Zhang Change of Control Severance Agreements and Amendments

The Company's existing Change of Control Severance Agreements, dated November 22, 2008, December 27, 2011 and November 20, 2008, respectively (the “Severance Agreements”), with Mr. Chan, Mr. Lau and Mr. Zhang (each, an “Executive”) entitle such Executive to certain benefits in the event of the Executive's “involuntary termination.” An “involuntary termination” is a termination by the Company without “cause” or by the Executive for a “good reason event” (as such terms are defined in the respective Severance Agreement). Certain of these benefits accrue if the involuntary termination occurs following a “change of control” (as such term is defined in the respective Severance Agreement).

On February 22, 2012, the Severance Agreements were amended to provide that in the event of an involuntary termination that occurs six months prior to a change of control, the change of control will be treated as having occurred the day before the involuntary termination. Additionally, in the event of an involuntary termination that occurs six month prior to a change of control: (i) any cash benefits triggered by the change of control will be payable within 30 days following the change of control; and (ii) any acceleration of vesting of options and shares triggered by the change of control will occur immediately prior to the change of control and such Executive will have a minimum of six months following the change of control to exercise the options (or longer if a longer period would otherwise be applicable). The amendment further provides that the amount of cash benefits payable upon any involuntary termination will be equal to twelve months of salary (at the level payable as of the date of involuntary termination) plus the amount of the Executive's target bonus set under the executive bonus plan adopted for the Executive and applicable to the year of involuntary termination.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

10.1	Amendment to the amended and restated Employment Agreement by and between the Company and Bruce Walicek.

10.2	Amendment to the Amended and restated Change of Control Severance Agreement by and between the Company and Steven Moore.

10.3	Form of the Amendment to each Change of Control Severance Agreement by and between the Company and Tzoyao “T” Chan, John Lau, and Hongmin (Bob) Zhang.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	February 24, 2012	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer